Exhibit 10.34

Mr. John Kraynick
631 Leigh Palm Ave
Plantation, Florida 33324

Re: Modification to Employment Agreement

Dear John,

This letter serves to confirm our understanding to modify that certain Employment Agreement dated January 13, 2006 by and between you and Technical Olympic USA Inc., as “Employer” (the “Agreement”).

Based on the assumption by you of certain additional responsibilities not previously specified in the Agreement, the Employer agrees to pay to you an additional annual bonus of $500,000 (“Additional Bonus”). This Additional Bonus is in addition to the Base Salary and Annual Bonus set forth in Exhibit B of the Agreement. Simultaneously, the Employer also agrees to advance to you each quarter the sum of $150,000 against the Annual Bonus and Additional Bonus. The advance set forth hereinabove shall commence and be payable with the end of the first quarter of 2006.

If this letter correctly set forth our understanding, please execute below. We look forward to our joint success in your revised responsibilities.

Sincerely,

/s/ Antonio B. Mon

Antonio B. Mon
Chief Executive Officer
Technical Olympic USA; Inc.

Acknowledge receipt and acceptance this 6th day of June, 2006 by:

/s/ John Kraynick

John Kraynick